SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            NOVA COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)



           Nevada                                         95-4756822
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)



370 Amapola Ave. # 202, Torrance, California                    90501
  (Address of Principal Executive Offices)                   (Zip Code)


              Consulting Agreement between Nova Communications Ltd
                                       and
                                  Paul Klapper

                                 Robert McNeely
                             310 West Telegraph St.
                              Carson City, NV 89703
           (Name, address, and telephone number of agent for service)


                                   Copies to:

                            Robert C. Laskowski, Esq.
                            520 SW Yamhill, Suite 600
                           Portland, Oregon 97204-1329
                                 (503) 241-0780


                         CALCULATION OF REGISTRATION FEE

-------------------- --------------- ------------------ -------------------- --------------
                                                              Proposed
                                          Proposed            maximum           Amount of
Title of securities     Amount to     maximum offering   aggregate offering   registration
to be registered      be registered   price per share          price               fee
                           (1)              (2)                 (2)                (3)
-------------------- --------------- ------------------ -------------------- --------------
Common Stock,
par value $0.001        5,000,000          $ 0.03            $ 150,000           $19.00
per share                 shares
-------------------- --------------- ------------------ -------------------- --------------

(1) This filing registers 5,000,000 shares of registrant's common stock, par value $0.001 per share (the "Common Stock"), reserved for issuance to Paul Klapper for consulting and advisory services to be provided to the registrant.

(2) Estimated solely for purposes of calculating the registration fee in accordance with the Securities Act of 1933, as amended, based on the closing price for the Common Stock in the over-the-counter market on March 12, 2004.

(3) Calculated in accordance with Section 6(b) of the Securities Act of 1933, as amended (the "Act"), and Securities and Exchange Commission ("SEC") Rule 457(h) promulgated under the Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

           Information required by Part I is permitted to be omitted.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Company with the SEC are incorporated by reference in this registration statement:

         (a)      Company's annual report on Form 10-KSB for year ended
                  December 31, 2002, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the annual report referred to in (a) above, specifically the quarterly report on Form 10Q-SB for the quarter ended September 30, 2003.

         All documents filed by the Company subsequent to those listed in Item 3(a)-(b) above pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In addition to any rights of indemnification that may be granted to directors and officers under the Nevada Business Corporation Code, as amended, Company's Bylaws (the "Bylaws") grant Company broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

         The Bylaws require the indemnification of an officer or director made or threatened to be made a party to a proceeding because such person is or was an officer or director of Company against certain liabilities and expenses if:
(i) the officer or director acted in good faith; (ii) the officer or director reasonably believed the actions were in or not opposed to Company's best interest; and (iii) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe that the conduct was unlawful. In the case of any proceed ing by or in the right of Company, an officer or director is entitled to indemnification to the fullest extent permitted by law if the officer or director acted in good faith and in a manner the officer or director reasonably believed was in or not opposed to Company's best interest.

         An officer or director is generally not entitled to indemnification:
(i) in connection with any proceeding charging improper personal benefit to the officer or director in which the officer or director is adjudged liable on the basis that personal benefit was improperly received; or (ii) in connection with any proceeding initiated by such person against Company, its directors, officers, employees, or other agents.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.  EXHIBITS.

         The exhibits listed in the index to exhibits, which appears on page 7 hereof, are filed as part of this registration statement.

ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a)      To include any prospectus required by
                                    section 10(a)(3) of the Act;

                           (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration state ment or any material change to such information in the regis tration statement;

                           provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the regis trant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the term ination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the above-referenced provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceed ing) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         Pursuant to the requirements of the Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Torrance, California, on March 12, 2004.

NOVA COMMUNICATIONS LTD.


By:      /s/ KENNETH D. OWEN
         ----------------------------------
         Kenneth D. Owen
         President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Kenneth D. Owen and Leslie I. Handler, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amend ments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each such attorney and agent full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that each such attorney and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer:                         Date:

/s/ KENNETH D. OWEN                                  March 12, 2004
----------------------------------
Kenneth D. Owen
President

Principal Financial Officer:

/s/ LESLIE I. HANDLER                                March 12, 2004
----------------------------------
Leslie I. Handler
Treasurer

Directors:


/s/ KENNETH D. OWEN                                  March 12, 2004
----------------------------------
Kenneth D. Owen
Director


/s/ LESLIE I. HANDLER                                March 12, 2004
----------------------------------
Leslie I. Handler
Director

/s/ BRYCE SHERWOOD                                   March 12, 2004
-----------------------
Bryce Sherwood
Director

                                INDEX TO EXHIBITS

-------------------- ------------------------------------------- ---------------
Exhibit Number (1)                      Exhibit                         Page
-------------------- ------------------------------------------- ---------------
4.2                                     Bylaws                            *
                               (relevant portions only)
5.1                      Opinion of Robert C. Laskowski, Esq.             7
                                 (regarding legality)
23.1                    Consent of Robert C. Laskowski, Esq.              7
                              (included in Exhibit 5.1)

23.2                     Consent of Timothy L. Steers, CPA                8


24.1                              Power of Attorney                       5
                     (see page 5 of this registration statement)
-------------------- ------------------------------------------- ---------------
*        Incorporated by reference.
         Other exhibits listed in Item 601 of SEC Regulation S-B are not applicable.

Exhibit 5.1       Opinion of Robert C. Laskowski, Esq. (regarding legality).

                               ROBERT C. LASKOWSKI
                                 Attorney at Law
                            520 SW Yamhill, Suite 600
                           Portland, Oregon 97204-1329
                            Telephone: (503) 241-0780
                            Facsimile: (503) 227-2980

                                 March 15, 2004

To the Board of Directors
Nova Communications Ltd.
Gentlemen:

         We have acted as counsel for Nova Communications Ltd. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 5,000,000 shares of Company's Common Stock, par value $0.001 per share (the "Shares"), issuable to under the Company's consulting agreement with Paul Klapper. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evi dence as we have deemed necessary for the purpose of this opinion.
         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.
         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                             /s/ ROBERT C. LAKSOWSKI

Exhibit 23.2      Consent of Independent Auditors

                   (Letterhead of Timothy L. Steers, CPA, LLC)

         We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of Nova Communications Ltd. of our report dated April 28, 2003 on our audits of the consolidated balance sheets of Nova Communications Ltd. as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2002.


                                           /s/ TIMOTHY L. STEERS

March 15, 2004
Portland, Oregon